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THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED, OR APPLICABLE SECURITIES LAWS. THIS DEBENTURE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OF THE DEBENTURE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR UPON SATISFACTION BY THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

THIS DEBENTURE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT (AS FROM TIME TO TIME AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED), DATED AS OF NOVEMBER 21, 1996, BY AND BETWEEN HSBC BUSINESS LOANS, INC., HOLDER, AND THE OTHER PARTIES NAMED THEREIN.

                  SENIOR SUBORDINATED SECURED DEBENTURE
                              (100% BALLOON)

$500,000                                                        April 14, 1999

     FOR VALUE RECEIVED, the undersigned, PICO PRODUCTS, INC., a New York corporation ("Parent"), PICO MACOM, INC., a Delaware corporation ("PMI"), PICOMACOM TAIWAN CO., LTD., a Taiwan corporation ("Taiwan"), PICO (ST. KITTS) LTD., a St. Christopher and Nevis corporation ("St. Kitts"), PICO (BERMUDA) LTD., A BERMUDA corporation ("Bermuda"), PICO PRODUCTS ASIA LIMITED, a Hong Kong corporation ("Asia") and PICOMACOM PRODUTOS DE TELECOMMUNICACAO LPDA., a Brazil limited liability company ("Brazil") (collectively, Parent, PMI, Taiwan, St. Kitts, Bermuda, Asia and Brazil shall be referred to herein as the "Borrowers"), jointly and severally promise to pay to the order of ALLIED INVESTMENT CORPORATION, a Maryland corporation (the "Holder") the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest thereon as set forth below, at its offices or such other place as the Holder may designate in writing.

     1. INTEREST RATE PROVISIONS. From the date hereof and thereafter until repayment of this Debenture, interest shall accrue hereunder at the rate of ten percent (10%) per annum (the "Interest Rate"). Interest shall be calculated on the basis of a 360-day year and shall be computed for each payment period on the principal balance for the actual number of days outstanding.

     2. PAYMENT PROVISIONS. No payments shall be due hereunder until the maturity hereof, at its stated date or upon acceleration as provided below.

          2.1 MATURITY Date. The entire unpaid principal balance of this Debenture, together with all accrued, but unpaid interest, and all other sums owed hereunder shall be due and payable in full without further notice or demand on that date (the "Maturity Date") which is thirty (30) days from the date hereof.

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         2.2  PREPAYMENTS; APPLICATION OF PAYMENTS.  The Borrowers may prepay this Debenture in whole or in part at any time without premium or penalty.
All prepayments shall be applied as follows: (a) first, to accrued, but unpaid, interest; and (b) second, to principal installments, in inverse order of maturity.

         2.3 DUE ON SALE. The entire indebtedness hereunder shall become due and payable upon the earlier of the Maturity Date or whenever a sale of all or substantially all the assets of any Borrower shall be pending.

     3. COLLATERAL. Pursuant to the terms and conditions of a certain Loan and Security Agreement and various other documents, this Debenture is secured by certain liens and security interests in certain collateral.

     4. SUBORDINATION. The indebtedness represented by this Debenture is subordinate to the Senior Debt of the Borrowers in accordance with the terms of the Subordination Agreement referenced in the legend on the face page hereof.

     5. ASSIGNMENT. This Debenture and the obligations hereunder may not be assigned by any Borrower without the prior written consent of Holder. Holder may freely assign all or any portion of its right, title and interest in and to the Debenture.

     6. JOINT AND SEVERAL LIABILITY. All signatories hereof shall be jointly and severally liable hereunder. No failure of any party for which a signature block is provided hereon to sign this Debenture, shall affect the liability of any other party hereunder.

     7. DEFAULT AND REMEDIES. The occurrence of an Event of Default under the Loan and Security Agreement shall constitute a default hereunder and shall entitle the Holder to exercise the rights and remedies specified in such Agreement, as well as those available at law or in equity. These rights and remedies include, but are not limited to, the right of the Holder to accelerate the maturity of this Debenture and to sell or otherwise dispose of any or all of the Collateral by public of private sale.

     8. WAIVERS. Each Borrower hereby waives presentment, demand, protest, or further notice of any kind (except such notices as may be specifically required by the express terms of the Investment Agreement).

     9. CONFESSION OF JUDGMENT. IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES AFFORDED HOLDER HEREUNDER AND UNDER THE LOAN AND SECURITY AGREEMENT, EACH BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY, OR THE CLERK OF ANY COURT IN THE STATE OF MARYLAND. TO APPEAR FOR SUCH BORROWER AT ANYTIME FOLLOWING THE OCCURRENCE OF A DEFAULT UNDER THE AGREEMENT, IN ANY SUCH COURT IN AN APPROPRIATE ACTION THERE OR ELSEWHERE BROUGHT OR TO BE BROUGHT AGAINST ANY BORROWER BY HOLDER ON THIS DEBENTURE, WITH OR WITHOUT

                                    2

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DECLARATIONS FILED, AS OF ANY TERMS OR TIME OR COURT THERE OR ELSEWHERE TO BE
HELD AND THEREIN TO CONFESS OR ENTER YMGMENT AGAINST SUCH BORROWER FOR ALL SLTN4S DUE BY SUCH BORROWER TO HOLDER UNDER THIS DEBENTURE AND THE LOAN AND SECURITY AGREEMENT, TOGETHER WITH T14E COSTS OF SUIT AND ATTORNEYS' FEES EQUAL TO FIFTEEN PERCENT (15%) OF THE OUTSTANDING BALANCE, AND FOR SO DOING, THIS DEBENTURE OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT. EACH BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF
COUNSEL. IN THE REVIEW AND EXECUTION OF THE LOAN AND SECURITY AGREEMENT AND THIS DEBENTURE AND THE MEANING AND SIGNIFICANCE OF THE CONFESSION OF JUDGMENT CONTAINED IN THIS PARAGRAPH HAS BEEN EXPLAINED TO SUCH BORROWER BY SUCH COUNSEL.

     10. CONTROLLING LAW. This Debenture and all matters related hereto shall be governed, construed and interpreted strictly in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of law.

     11. PURPOSE OF INVESTMENT. Each Borrower represents and warrants that this Debenture evidences an investment made in the Borrowers for the purpose of carrying on a business or commercial enterprise pursuant to Section 12-103(c) of the Commercial Law Article, Annotated Code of Maryland, as amended.

     12. NO USURY. This Debenture is subject to the express condition that at no time shall any Borrower be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which such Borrower is permitted by law to contract or agree to pay. If, by the terms of this Debenture, such Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Debenture shall be deemed to be immediately reduced to such maximum rate, and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Debenture.

     IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed and its seal affixed on the day and year first above written.


ATTEST:                            PICO PRODUCT, INC., a New York Corporation


By: /s/ Mike Gavigan               By:  /s/ Charles G. Emley, Jr.
    -----------------------             ---------------------------
    Mike Gavigan, Secretary             Charles G. Emley
                                        Chief Executive Officer


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